Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full Year 2023 Results
Thornton, Colo., February 28, 2024 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its fourth-quarter and full year 2023 financial results.
Fourth Quarter 2023 Highlights
•Record quarterly revenues of $1.00 billion
•Strong quarterly net income of $24.0 million, or $1.43 per diluted share
•Record quarterly EBITDA of $52.8 million
Full Year 2023 Highlights
•Record full-year revenues of $3.64 billion
•Record full-year net income of $91.0 million, or $5.40 per diluted share
•Record full-year EBITDA of $188.2 million
•Strong backlog of $2.51 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We finished 2023 with solid financial performance in the fourth quarter, and annual revenues of $3.64 billion, setting a record high for the ninth consecutive year. Fourth quarter 2023 net income was $24.0 million, a 2.2 percent decrease over the fourth quarter of 2022, with revenues, consolidated gross profit and EBITDA increasing compared to the same period of 2022. A steady backlog of $2.51 billion reflects a healthy bidding environment and the continued investment in infrastructure to meet growing electrification demands across the U.S. and Canada.” Mr. Swartz continued, “The dedication and talent of our team members contributed to our growing success in 2023. Market indicators remain positive, and by leveraging proven business strategies and remaining committed to providing customers with quality, safe, and dependable results, we believe we are well-positioned for continued growth in 2024.”
Fourth Quarter Results
MYR reported fourth-quarter 2023 revenues of $1.00 billion, an increase of $140.2 million, or 16.2 percent, compared to the fourth quarter of 2022. Specifically, our T&D segment reported record quarterly revenues of $591.5 million, an increase of $77.8 million, or 15.2 percent, from the fourth quarter of 2022, due to an increase in revenue on transmission projects, primarily related to an increase in revenue on clean energy projects as well as an increase in revenues on distribution projects. Our C&I segment also reported record quarterly revenues of $412.7 million, an increase of $62.4 million, or 17.8 percent, from the fourth quarter of 2022, primarily due to higher revenue related to clean energy projects in certain geographical areas.
Consolidated gross profit increased to $97.5 million for the fourth quarter of 2023, compared to $96.3 million for the fourth quarter of 2022. Gross margin decreased to 9.7 percent for the fourth quarter of 2023 from 11.1 percent for the fourth quarter of 2022. The decrease in gross margin was primarily due to labor and project inefficiencies, some of which were caused by supply chain disruptions and inclement weather experienced on certain projects. Gross margin was also negatively impacted by rising costs associated with inflation and unfavorable job closeouts. These margin decreases were partially offset by better-than-anticipated productivity and favorable weather on a project. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 2.2 percent for the fourth quarter of 2023 and were not significant for the fourth quarter of 2022.
Selling, general and administrative expenses (“SG&A”) increased to $60.0 million for the fourth quarter of 2023, compared to $58.0 million for the fourth quarter of 2022. The period-over-period increase was primarily due to an increase in employee-related expenses to support the growth in our operations and an increase in contingent compensation expense related to a prior acquisition, partially offset by a decrease in employee incentive compensation costs.
Amortization of intangible assets decreased to $1.2 million for the fourth quarter of 2023, compared to $2.2 million for the fourth quarter of 2022. The period-over-period decrease was primarily due to the one-year amortization of backlog acquired with the Powerline Plus Companies in 2022.

Interest expense increased to $1.9 million for the fourth quarter of 2023, compared to $1.3 million for the fourth quarter of 2022. The period-over-period increase was primarily attributable to higher interest rates and outstanding debt during the fourth quarter of 2023 as compared to the fourth quarter of 2022.
Income tax expense was $11.5 million for the fourth quarter of 2023, with an effective tax rate of 32.3 percent, compared to income tax expense of $11.2 million for the fourth quarter of 2022, which represented 31.3 percent of pretax income. The increase in the effective tax rate for the fourth quarter of 2023 compared to the fourth quarter of 2022 was primarily due to higher other permanent difference items.
For the fourth quarter of 2023, net income was $24.0 million, or $1.43 per diluted share, compared to $24.6 million, or $1.46 per diluted share, for the same period of 2022. Fourth-quarter 2023 EBITDA, a non-GAAP financial measure, was $52.8 million, compared to $52.0 million in the fourth quarter of 2022.
Full Year Results
MYR reported record revenues of $3.64 billion for the full year of 2023, an increase of $635.4 million, or 21.1 percent, compared to $3.01 billion for the full year of 2022. Specifically, the T&D segment reported revenues of $2.09 billion, an increase of $343.4 million, or 19.7 percent, from the full year of 2022, related to an increase in revenue on transmission projects, primarily related to an increase in revenue on clean energy projects, and an increase in revenue on distribution projects. The C&I segment reported revenues of $1.55 billion, an increase of $291.9 million, or 23.1 percent, from the full year of 2022, primarily due to higher revenue related to clean energy projects in certain geographical areas.

Consolidated gross profit was $364.4 million for the full year of 2023, compared to $344.0 million for the full year of 2022. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin decreased to 10.0 percent for the full year of 2023 from 11.4 percent for the full year of 2022. The decrease in gross margin was primarily due to labor and project inefficiencies, some of which were caused by rising costs associated with supply chain disruptions, inflation and inclement weather experienced on certain projects. Gross margin was also negatively impacted by an increase in cost associated with an adjustment to sales tax accruals for prior periods in one of our operating areas. These margin decreases were partially offset by favorable change orders, better-than-anticipated productivity and favorable weather on a project. Changes in estimates of gross profit on certain projects resulted in a gross margin decreases of 1.7 percent and 0.4 percent for the full year of 2023 and 2022, respectively.

SG&A increased to $234.6 million for the full year of 2023, compared to $222.4 million for the full year of 2022. The year-over-year increase was primarily due to an increase in employee-related expenses to support the growth in our operations and an increase in contingent compensation expense related to a prior acquisition.

Amortization of intangible assets decreased to $4.9 million for the full year of 2023, compared to $9.0 million for the full year of 2022. The year-over-year decrease was primarily due to intangible amortization associated with the one-year amortization of backlog acquired with the Powerline Plus Companies in 2022.
Interest expense increased to $4.9 million for the full year of 2023, compared to $3.6 million for the full year of 2022. The year-over-year increase was primarily attributable to higher interest rates partially offset by lower average debt balances during the full year of 2023 as compared to the full year of 2022.

Income tax expense was $34.0 million for the full year of 2023, with an effective tax rate of 27.2 percent, compared to income tax expense of $30.8 million for the full year of 2022, with an effective tax rate of 27.0 percent. The increase in the tax rate for the year ended December 31, 2023 was primarily due to higher other permanent difference items, partially offset by a higher favorable impact from stock compensation excess tax benefits.

For the full year of 2023, net income was $91.0 million, or $5.40 per diluted share, compared to $83.4 million, or $4.91 per diluted share, for the same period of 2022. Full-year 2023 EBITDA, a non-GAAP financial measure, was a record $188.2 million, compared to $175.8 million for the full year of 2022.
Backlog
As of December 31, 2023, MYR's backlog was $2.51 billion, compared to $2.62 billion as of September 30, 2023. As of December 31, 2023, T&D backlog was $959.6 million and C&I backlog was $1.55 billion. Total backlog at December 31, 2023 increased $10.6 million, or 0.4 percent, from the $2.50 billion reported at December 31, 2022.
Balance Sheet
As of December 31, 2023, MYR had $442.4 million of borrowing availability under our $490 million revolving credit facility.

Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its fourth-quarter and full year 2023 results on Thursday, February 29, 2024 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register.vevent.com/register/BI2cabb3d2e38b4e0d8a2efe632b6ada9d. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com. A replay of the webcast will be available for seven days.
About MYR
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Through their T&D segment they provide services on electric transmission, distribution networks, substation facilities, clean energy projects and electric vehicle charging infrastructure. Their comprehensive T&D services include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for airports, hospitals, data centers, hotels, stadiums, commercial and industrial facilities, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting, signalization and electric vehicle charging infrastructure. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Kelly M. Huntington, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of December 31, 2023 and 2022

(in thousands, except share and per share data)	December 31, 2023	December 31, 2022

ASSETS
Current assets
Cash and cash equivalents	$24,899	$51,040
Accounts receivable, net of allowances of $1,987 and $2,073, respectively	521,893	472,543
Contract assets, net of allowances of $610 and $499, respectively	420,616	300,615
Current portion of receivable for insurance claims in excess of deductibles	8,267	9,325
Refundable income taxes	4,034	8,944
Prepaid expenses and other current assets	46,535	47,824
Total current assets	1,026,244	890,291
Property and equipment, net of accumulated depreciation of $380,465 and $351,753, respectively	268,978	233,175
Operating lease right-of-use assets	35,012	30,544
Goodwill	116,953	115,847
Intangible assets, net of accumulated amortization of $30,534 and $25,439, respectively	83,516	87,557
Receivable for insurance claims in excess of deductibles	33,739	34,210
Investment in joint venture	8,707	3,697
Other assets	5,597	3,537
Total assets	$1,578,746	$1,398,858

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,053	$5,074
Current portion of operating lease obligations	9,237	9,711
Current portion of finance lease obligations	2,039	1,127
Accounts payable	359,363	315,323
Contract liabilities	240,411	227,055
Current portion of accrued self-insurance	28,269	28,752
Accrued income taxes	237	—
Other current liabilities	100,593	79,918
Total current liabilities	747,202	666,960
Deferred income tax liabilities	48,230	45,775
Long-term debt	29,188	35,479
Accrued self-insurance	51,796	51,287
Operating lease obligations, net of current maturities	25,775	20,845
Finance lease obligations, net of current maturities	314	2,313
Other liabilities	25,039	15,999
Total liabilities	927,544	838,658
Commitments and contingencies
Shareholders’ equity
Preferred stock – $0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock – $0.01 par value per share; 100,000,000 authorized shares; 16,684,492 and 16,563,767 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	167	165
Additional paid-in capital	162,386	161,427
Accumulated other comprehensive loss	(3,880)	(6,300)
Retained earnings	492,529	404,908
Total shareholders’ equity	651,202	560,200
Total liabilities and shareholders’ equity	$1,578,746	$1,398,858

MYR GROUP INC.
Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2023 and 2022

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022

Contract revenues	$1,004,197	$863,956	$3,643,905	$3,008,542
Contract costs	906,702	767,687	3,279,508	2,664,580
Gross profit	97,495	96,269	364,397	343,962
Selling, general and administrative expenses	59,993	57,953	234,611	222,424
Amortization of intangible assets	1,221	2,162	4,907	9,009
Gain on sale of property and equipment	(921)	(631)	(4,214)	(2,378)
Income from operations	37,202	36,785	129,093	114,907
Other income (expense):
Interest income	148	129	888	187
Interest expense	(1,880)	(1,328)	(4,939)	(3,563)
Other income (expense), net	23	188	(38)	2,673
Income before provision for income taxes	35,493	35,774	125,004	114,204
Income tax expense	11,451	11,201	34,014	30,823
Net income	$24,042	$24,573	$90,990	$83,381
Income per common share:
– Basic	$1.44	$1.48	$5.45	$4.98
– Diluted	$1.43	$1.46	$5.40	$4.91
Weighted average number of common shares and potential common shares outstanding:
– Basic	16,695	16,575	16,682	16,760
– Diluted	16,838	16,787	16,837	16,980

MYR GROUP INC.
Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2023 and 2022

	For the year ended December 31,
(in thousands)	2023	2022

Cash flows from operating activities:
Net income	$90,990	$83,381
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	54,231	49,161
Amortization of intangible assets	4,907	9,009
Stock-based compensation expense	8,376	7,922
Deferred income taxes	2,056	9,573
Gain on sale of property and equipment	(4,214)	(2,378)
Other non-cash items	96	2,294
Changes in operating assets and liabilities:
Accounts receivable, net	(48,527)	(86,939)
Contract assets, net	(119,246)	(64,421)
Receivable for insurance claims in excess of deductibles	1,529	(14)
Prepaid expenses and other assets	560	1,640
Accounts payable	37,250	109,008
Contract liabilities	13,151	58,001
Accrued self-insurance	17	4,999
Other liabilities	29,840	(13,752)
Net cash flows provided by operating activities	71,016	167,484
Cash flows from investing activities:
Proceeds from sale of property and equipment	5,608	1,990
Cash paid for acquisitions, net of cash acquired	—	(110,660)
Purchases of property and equipment	(84,736)	(77,056)
Net cash flows used in investing activities	(79,128)	(185,726)
Cash flows from financing activities:
Borrowings under revolving lines of credit	562,901	198,697
Repayments under revolving lines of credit	(562,615)	(185,782)
Payment of principal obligations under equipment notes	(4,598)	(1,047)
Payment of principal obligations under finance leases	(1,143)	(1,592)
Borrowings under equipment notes	—	24,184
Proceeds from exercise of stock options	20	40
Debt refinancing costs	(2,129)	—
Repurchase of common stock	(2,868)	(36,981)
Payments related to tax withholding for stock-based compensation	(7,936)	(6,791)
Net cash flows used in financing activities	(18,368)	(9,272)
Effect of exchange rate changes on cash	339	(3,538)
Net decrease in cash and cash equivalents	(26,141)	(31,052)
Cash and cash equivalents:
Beginning of period	51,040	82,092
End of period	$24,899	$51,040

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended December 31, 2023 and 2022 and
As of December 31, 2023, 2022, 2021 and 2020

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except share and per share data)	2023	2022	2023	2022
Summary Statement of Operations Data:
Contract revenues	$1,004,197	$863,956	$3,643,905	$3,008,542
Gross profit	$97,495	$96,269	$364,397	$343,962
Income from operations	$37,202	$36,785	$129,093	$114,907
Income before provision for income taxes	$35,493	$35,774	$125,004	$114,204
Income tax expense	$11,451	$11,201	$34,014	$30,823
Net income	$24,042	$24,573	$90,990	$83,381
Effective tax rate	32.3%	31.3%	27.2%	27.0%

Per Share Data:
Income per common share:
–Basic	$1.44	$1.48	$5.45	$4.98
–Diluted	$1.43	$1.46	$5.40	$4.91
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,695	16,575	16,682	16,760
–Diluted	16,838	16,787	16,837	16,980

(in thousands)	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020

Summary Balance Sheet Data:
Total assets	$1,578,746	$1,398,858	$1,121,092	$995,859
Total shareholders’ equity	$651,202	$560,200	$519,102	$429,288
Goodwill and intangible assets	$200,469	$203,404	$115,119	$117,430
Total funded debt (1)	$36,241	$40,553	$4,503	$29,420

	Three months ended December 31,				Twelve months ended December 31,
(dollars in thousands)	2023		2022		2023		2022
Segment Results:	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Contract revenues:
Transmission & Distribution	$591,541	58.9%	$513,687	59.5%	$2,089,196	57.3%	$1,745,792	58.0%
Commercial & Industrial	412,656	41.1	350,269	40.5	1,554,709	42.7	1,262,750	42.0
Total	$1,004,197	100.0%	$863,956	100.0%	$3,643,905	100.0%	$3,008,542	100.0%
Operating income (loss):
Transmission & Distribution	$42,886	7.2%	$41,331	8.0%	$149,703	7.2%	$138,886	8.0%
Commercial & Industrial	8,707	2.1	12,681	3.6	45,889	3.0	43,159	3.4
Total	51,593	5.1	54,012	6.3	195,592	5.3	182,045	6.0
Corporate	(14,391)	(1.4)	(17,227)	(2.0)	(66,499)	(1.8)	(67,138)	(2.2)
Consolidated	$37,202	3.7%	$36,785	4.3%	$129,093	3.5%	$114,907	3.8%
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31, 2023 and 2022

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share, per share data, ratios and percentages)	2023	2022	2023	2022

Financial Performance Measures (2):
EBITDA (3)	$52,829	$51,979	$188,193	$175,750
EBITDA per Diluted Share (4)	$3.14	$3.09	$11.17	$10.35
EBIA, net of taxes (5)	$26,041	$26,882	$97,511	$92,422
Free Cash Flow (6)	$21,679	$65,224	$(13,720)	$90,428
Book Value per Period End Share (7)			$38.67	$33.38
Tangible Book Value (8)			$450,733	$356,796
Tangible Book Value per Period End Share (9)			$26.77	$21.26
Funded Debt to Equity Ratio (10)			0.1	0.1
Asset Turnover (11)			2.60	2.68
Return on Assets (12)			6.5%	7.4%
Return on Equity (13)			16.2%	16.1%
Return on Invested Capital (14)			16.1%	18.6%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$24,042	$24,573	$90,990	$83,381
Interest expense, net	1,732	1,199	4,051	3,376
Income tax expense	11,451	11,201	34,014	30,823
Depreciation and amortization	15,604	15,006	59,138	58,170
EBITDA (3)	$52,829	$51,979	$188,193	$175,750

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income per share	$1.43	$1.46	$5.40	$4.91
Interest expense, net, per share	0.10	0.07	0.24	0.20
Income tax expense per share	0.68	0.67	2.02	1.82
Depreciation and amortization per share	0.93	0.89	3.51	3.42
EBITDA per Diluted Share (4)	$3.14	$3.09	$11.17	$10.35

Reconciliation of Non-GAAP measure:
Net income	$24,042	$24,573	$90,990	$83,381
Interest expense, net	1,732	1,199	4,051	3,376
Amortization of intangible assets	1,221	2,162	4,907	9,009
Tax impact of interest and amortization of intangible assets	(954)	(1,052)	(2,437)	(3,344)
EBIA, net of taxes (5)	$26,041	$26,882	$97,511	$92,422

Calculation of Free Cash Flow:
Net cash flow from operating activities	$42,624	$93,758	$71,016	$167,484
Less: cash used in purchasing property and equipment	(20,945)	(28,534)	(84,736)	(77,056)
Free Cash Flow (6)	$21,679	$65,224	$(13,720)	$90,428

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of December 31, 2023, 2022 and 2021

(in thousands)	December 31, 2023	December 31, 2022

Reconciliation of Book Value to Tangible Book Value:
Book value (total shareholders' equity)	$651,202	$560,200
Goodwill and intangible assets	(200,469)	(203,404)
Tangible Book Value (8)	$450,733	$356,796

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$38.67	$33.38
Goodwill and intangible assets per period end share	(11.90)	(12.12)
Tangible Book Value per Period End Share (9)	$26.77	$21.26

Calculation of Period End Shares:
Shares outstanding	16,684	16,564
Plus: common equivalents	155	220
Period End Shares (15)	16,839	16,784

(in thousands)	December 31, 2023	December 31, 2022	December 31, 2021

Reconciliation of Invested Capital to Shareholders Equity:
Book value (total shareholders' equity)	$651,202	$560,200	$519,102
Plus: total funded debt	36,241	40,553	4,503
Less: cash and cash equivalents	(24,899)	(51,040)	(82,092)
Invested Capital	$662,544	$549,713	$441,513
Average Invested Capital (16)	606,129	495,613
See notes at the end of this earnings release.

(1)Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(4)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(5)EBIA, net of taxes is defined as net income plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(6)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income , cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)Book value per period end share is calculated by dividing total shareholders’ equity at the end of the period by the period end shares outstanding.
(8)Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from shareholders’ equity at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or shareholders’ equity.
(9)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total shareholders’ equity at the end of the period.
(11)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(13)Return on equity is calculated by dividing net income for the period by total shareholders’ equity at the beginning of the period.
(14)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.
(15)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total shareholders’ equity and calculating the average of the beginning and ending of each period.